Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Remeasurement Gains and Losses, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2024. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

 Exhibit 99.1

Auditor General of Nova Scotia

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2024, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt, consolidated statement of remeasurement gains and losses, and consolidated statement of cash flow for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2024, and the consolidated results of its operations, consolidated changes in its net debt, consolidated remeasurement gains and losses, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the Province of Nova Scotia for the year ended March 31, 2024. In applying my professional judgment to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

•  Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

•  Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed).

Major tax revenues are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls over major tax revenues, and assessing the appropriateness of the method used to make the estimate.

•  Performing variance analysis over significant balances including retrospective review to assess the accuracy of previous estimates made and potential impact to current year results.

•  Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

•  Reviewing the estimate for indications of management bias.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

•  The Province’s liability is material and is determined by an actuarial expert;

•  Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

•  Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Note 5, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls used to value the liability and assessing the appropriateness of the method used.

•  Reviewing the valuation of the liability, including key assumptions, for indications of management bias.

•  Testing the underlying employee data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

•  Relying on the work of the Province’s consulting actuary.

•  Engaging the services of our own consulting actuary to assist with review of assumptions and actuarial valuation reports.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

•  The liabilities are subject to significant uncertainty, are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites;

•  The Province identified 198 contaminated and other environmental sites which are at various stages of evaluation. A liability has been recorded for 100 sites; and

•  In the future, as additional environmental investigations are completed and more information becomes available, the Province may need to revise current estimates and account for additional liabilities related to these sites.

Liabilities for contaminated sites are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Note 11, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites, and assessing the appropriateness of the method used to estimate the liability.

•  Reviewing the Province’s estimate of the liabilities for contaminated sites for indications of management bias.

•  Assessing the reasonability of clean-up costs for contaminated sites, including changes to the Province’s estimated costs to clean up Boat Harbour.

•  Assessing the Province’s accounting for liabilities associated with the clean up of abandoned mine sites based on the criteria for recognition in accordance with Canadian public sector accounting standards.

•  Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance (the Minister and Deputy Minister of Finance and Treasury Board).

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova

Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the Province’s financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

July 18, 2024

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2024

($ thousands)

	2024	2023
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,198,930	1,417,155
Accounts Receivable	1,961,330	1,740,023
Inventories for Resale	3,991	4,194
Loans Receivable (Schedule 3)	2,598,502	2,395,426
Investments (Schedule 3)	1,510,522	1,481,143
Investment in Government Business Enterprises (Schedule 6)	450,417	417,101
Derivative Financial Assets (Note 13)	39,437	37,572

	7,763,129	7,492,614

Liabilities
Bank Advances and Short-Term Borrowings	1,114,439	1,183,978
Accounts Payable and Accrued Liabilities	2,777,301	2,787,217
Deferred Revenue (Note 4)	364,982	365,820
Accrued Interest	187,323	161,999
Pension, Retirement and Other Obligations (Note 5)	3,002,024	2,981,923
Asset Retirement Obligations (Note 10)	591,982	608,178
Liabilities for Contaminated Sites (Note 11)	600,276	539,396
Unmatured Debt (Schedules 4 and 5)	17,631,906	16,607,095
Derivative Financial Obligations (Note 13)	9,103	512

	26,279,336	25,236,118

Net Debt	(18,516,207)	(17,743,504)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	9,487,455	8,557,157
Inventories of Supplies	124,402	158,088
Prepaid Expenses	62,664	46,065

	9,674,521	8,761,310

Accumulated Deficits	(8,841,686)	(8,982,194)

Accumulated Deficits are comprised of:
Accumulated Operating Deficits	(8,899,163)	(9,042,776)
Accumulated Remeasurement Gains	57,477	60,582

	(8,841,686)	(8,982,194)

Accounting Changes (Note 2)
Restricted Assets (Note 3)
Contingencies and Contractual Obligations/Rights (Note 12)
Public Private Partnerships (P3s) (Note 14)
Trust Funds Under Administration (Note 15)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations

For the fiscal year ended March 31, 2024

($ thousands)

	Adjusted Estimate	Actual	Actual
Revenue (Schedule 1)	2024	2024	2023
			(as restated)
Provincial Sources
Tax Revenue	7,584,525	8,485,067	8,395,182
Other Provincial Revenue	2,022,521	1,837,427	1,713,935
Net Income from Government Business Enterprises (Schedule 6)	285,422	478,369	465,259
Investment Income	144,931	201,387	143,066

	10,037,399	11,002,250	10,717,442
Federal Sources	5,418,357	5,519,298	4,871,791

Total Revenue	15,455,756	16,521,548	15,589,233

Expenses (Schedule 2)
Advanced Education	801,036	849,569	937,511
Agriculture	55,419	72,642	96,004
Communities, Culture, Tourism and Heritage	175,417	210,638	251,414
Community Services	1,297,704	1,386,676	1,264,831
Cyber Security and Digital Solutions	229,149	225,679	176,560
Economic Development	99,317	127,765	101,664
Education and Early Childhood Development	2,269,332	2,282,490	2,130,929
Environment and Climate Change	146,622	155,556	320,570
Finance and Treasury Board	233,036	71,257	34,129
Fisheries and Aquaculture	16,934	13,775	15,155
Health and Wellness	5,237,033	5,789,190	5,112,431
Justice	456,851	455,661	439,975
Labour, Skills and Immigration	184,965	205,891	199,021
Municipal Affairs and Housing	630,264	785,105	622,326
Natural Resources and Renewables	142,736	191,392	199,480
Public Service	186,231	174,474	161,071
Public Works	676,975	722,487	698,668
Seniors and Long-Term Care	1,258,796	1,266,219	1,241,956
Service Nova Scotia	153,341	246,123	332,204
Restructuring Costs	513,874	184,829	286,223
Pension Valuation Adjustment (Note 5)	66,639	51,467	69,415
Refundable Tax Credits	136,099	125,224	98,222
Net Loss on Disposal of Crown Assets	—	3,139	1,270
Debt Servicing Costs (Note 7)	766,911	780,687	675,399

Total Expenses (Note 8)	15,734,681	16,377,935	15,466,428

Provincial Surplus (Deficit)	(278,925)	143,613	122,805
Accumulated Operating Deficits, Beginning of Year
As Previously Reported		(9,070,289)	(9,186,036)
Accounting Changes (Note 2)		27,513	20,455

As Restated		(9,042,776)	(9,165,581)

Accumulated Operating Deficits, End of Year		(8,899,163)	(9,042,776)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2024

($ thousands)

	Adjusted
	Estimate	Actual	Actual
	2024	2024	2023
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(17,771,017)	(17,771,017)	(17,175,701)
Accounting Changes (Note 2)	—	27,513	20,455

As Restated	(17,771,017)	(17,743,504)	(17,155,246)

Changes in the Year
PS 3450, Financial Instruments, Implementation April 1, 2022	—	—	17,474
Provincial Surplus (Deficit)	(278,925)	143,613	122,805
Acquisitions and Transfers of Tangible Capital Assets	(1,621,358)	(1,449,577)	(1,235,403)
Amortization of Tangible Capital Assets	542,499	515,841	487,267
Disposals of Tangible Capital Assets	—	3,438	8,011
Use of Inventories of Supplies	—	33,686	12,104
Acquisitions of Prepaid Expenses	—	(16,599)	(17,846)
Net Remeasurement Gains (Losses)	—	(3,105)	17,330

Total Changes in the Year	(1,357,784)	(772,703)	(588,258)

Net Debt, End of Year	(19,128,801)	(18,516,207)	(17,743,504)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Remeasurement Gains and Losses

For the fiscal year ended March 31, 2024

($ thousands)

	Actual 2024	Actual 2023
Accumulated Remeasurement Gains, Beginning of Year	60,582	43,252
Unrealized Gains (Losses) During the Year
Portfolio Investments in an Active Market	291	(1,044)
Derivative Financial Instruments	(6,183)	18,563
Other Comprehensive Loss from Government Partnership Arrangements	251	(985)
Other Comprehensive Loss from Government Business Enterprises (Schedule 6)	771	(92)

	(4,870)	16,442

Realized Gains (Losses) Reclassified to the Statement of Operations During the Year
Portfolio Investments in an Active Market	2,308	115
Foreign Currency Translation	—	364
Derivative Instruments	(543)	409

	1,765	888

Net Remeasurement Gains (Losses) For the Year	(3,105)	17,330

Accumulated Remeasurement Gains, End of Year	57,477	60,582

Accumulated Remeasurement Gains comprised of:
Portfolio Investments in an Active Market	1,670	(929)
Derivative Financial Instruments	30,084	36,810
Other Comprehensive Loss from Government Partnership Arrangements	(734)	(985)
Other Comprehensive Income from Government Business Enterprises	26,457	25,686

	57,477	60,582

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 5

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
		(as restated)
Operating Transactions
Provincial Surplus	143,613	122,805
PS 3450, Financial Instruments, Implementation April 1, 2022	—	17,474
Net Remeasurement Gains (Losses) for the Year	(3,105)	17,330
Sinking Fund and Public Debt Management Fund Earnings	(24,369)	(11,228)
Amortization of Premiums and Discounts on Unmatured Debt	15,245	3,917
Net Income from Government Business Enterprises (Schedule 6)	(478,369)	(465,259)
Profit Distributions from Government Business Enterprises	445,053	404,944
Amortization of Tangible Capital Assets (Schedule 7)	515,841	487,267
Loss on Disposal of Tangible Capital Assets	2,761	7,065
Net Change in Other Items (Note 9)	(194,201)	451,087

	422,469	1,035,402

Investing Transactions
Repayment of Loans Receivable	372,770	1,004,755
Advances and Investments	(607,962)	(637,695)
Write-offs	25,241	24,914

	(209,951)	391,974

Capital Transactions
Acquisitions of Tangible Capital Assets	(1,449,577)	(1,235,403)
Proceeds from Disposal of Tangible Capital Assets	677	946

	(1,448,900)	(1,234,457)

Financing Transactions
Debentures and Other Debt Issued	1,517,863	1,741,365
Amortization of Foreign Exchange Gains and Other Items	—	(818)
Repayment of Debentures and Other Long-Term Obligations	(499,706)	(1,935,971)

	1,018,157	(195,424)

Cash Outflows	(218,225)	(2,505)
Cash Position, Beginning of Year	1,417,155	1,419,660

Cash Position, End of Year	1,198,930	1,417,155

Cash Position Represented by:
Cash and Short-Term Investments	1,198,930	1,417,155

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

a)	Government Reporting Entity

The government reporting entity (GRE) includes government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs are government-controlled entities. Control is the power to govern financial and operating policies of another organization with the expected benefits or risks from the other organization’s activities. Control exists even if the government chooses not to exercise it, as long as the ability to govern remains. Control must exist at the financial statement date without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 15.

b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. Government components and GUs are consolidated on a line-by-line basis after adjusting their accounting policies to be consistent with those described in Note 1 d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. GBEs are accounted for on the modified equity basis, without adjusting accounting principles to conform with those of the Province. Total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. Total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations.

A GPA is a contractual arrangement between the government and a party or parties outside of the GRE. The partners have clearly defined common goals, make a financial investment, share control of decision making, and share, on an equitable basis, the significant risks and benefits of the government partnership. Business partnerships are self-sustaining GPAs with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. The Province accounts for its interest in GPAs and business partnerships using the modified equity method.

A listing of the organizations within the Province’s GRE is provided in Schedule 10.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

c)	Presentation of Estimates

Annually, the Province prepares the Estimates, which are presented to the House of Assembly for the fiscal year commencing April 1. The Estimates form the basis of the Appropriations Act and are prepared primarily for managing and overseeing the General Revenue Fund based upon the government’s policies, programs, and priorities.

Consolidation impacts are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the 2023-24 Estimates, tabled on March 23, 2023, were adjusted line-by-line by grossing up the associated revenues and expenses with those of the Province’s governmental units. This classification provides proper comparability in these consolidated financial statements.

d)	Significant Accounting Policies

Revenue

Revenue is recorded on an accrual basis in the fiscal year when the events giving rise to the revenue occurs. Revenue from transactions with no performance obligations is recognized when the authority to claim or retain an economic inflow is in place, and the events giving rise to the revenue have occurred. Revenue from transactions with performance obligations is recognized when those performance obligations have been satisfied. The following are typical performance obligations in relation to the Province’s general revenues:

Key Revenue Stream	Common Performance Obligations	Recognition	Examples
Registry of Motor Vehicles	Provide rights	At point of sale	Drivers Licence / Vehicle Permit

Licences			Insurance Agents License / Direct Sellers License

Incorporation Fees			Certificate of Incorporation / Certificate of Registration

Vital Statistics			Birth Certificate / Marriage Certificate

Royalties	Provide rights	Over production contract	Royalties on Minerals Petroleum Royalties

Recoveries	Qualifying / eligible expenses for recovery	When recovery conditions are satisfied	Federal funding agreements, RCMP policing costs

Tuition and Memberships	Provision of access / instruction	As access and / or instruction is provided	NSCC Courses Art Gallery of Nova Scotia Memberships

Fines	None	When collectible under the Act	Statutory fines

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

Revenue from personal and corporate income taxes, as well as harmonized sales taxes, is recorded in the year in which the taxable event occurs based on estimates using statistical models. These estimates consider certain non-refundable tax credits and other adjustments from the federal government. Adjustments to tax revenues recognized in prior years, as a result of actual or more current economic data and federal government information, are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing) that reduce corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing) and are recorded as expenses. Petroleum royalties are recorded based upon estimates using economic models. Amounts recognized in prior years may be adjusted in the current year based on updated forecasts and estimated abandonment costs for offshore field assets.

Government transfers received for operating purposes are recognized in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations create an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period the tangible capital assets are acquired. Capital transfers received in advance of project completion are recorded as deferred revenue and recognized as revenue as the related eligible expenditures are incurred.

Investment income includes interest, amortization of premiums or discounts using the effective interest method, and realized fair value gains and losses on portfolio investments.

Expenses

Expenses are recorded on the accrual basis in the fiscal year when the events giving rise to the expenses occur and are reported in more detail in Note 8, Expenses by Object.

Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) transfer being authorized and recipient meeting all eligibility criteria, and 2) time of payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. At least annually, provisions are updated as estimates are revised.

Debt servicing costs include interest on debentures issued, pension, retirement and other liabilities, capital leases, long-term debt from public private partnership (P3) arrangements, amortization of premiums and discounts using the effective interest method, and realized fair value gains and losses on derivatives and foreign currency transactions. Debt servicing costs are recorded net of interest revenue associated with repurchased Province of Nova Scotia debentures.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include cash on hand, demand deposits, R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 5.02 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Investments not traded on an active market, including the Public Debt Management Fund, are recorded at amortized cost using the effective interest method less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the loan issuance or investment date. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down, due to loss in value, reflected in a loan or investment is not reversed if there is a subsequent increase in value. Any write-off must be approved by Governor in Council.

Equity investments traded on an active market are measured at fair value. Unrealized changes in fair value are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized and then reclassified to the Consolidated Statement of Operations.

Derivative financial instruments, including embedded derivatives, are recorded at fair value.

Fair value is the estimated amount for which a financial instrument could be exchanged between willing parties in an arm’s length transaction based on the current market conditions. Fair value measurements are classified using the Fair Value Hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs)

Financial assets are assessed for impairment on an annual basis. When a decline is determined to be other than temporary, the amount of the loss is recorded in the Consolidated Statement of Operations, and any applicable unrealized gain or loss is adjusted through the Consolidated Statement of Remeasurement Gains and Losses.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

Liabilities

Bank Advances and Short-Term Borrowings are recorded at cost, which approximates market value, and have initial maturities of one year or less. The weighted average interest rate of short-term Canadian dollar borrowings was 5.00 per cent at year-end.

Deferred Revenue is recorded when funds received are externally restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, where the Province is responsible for the provision of benefits. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates. This actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market-related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. Market-related values are determined in a rational and systematic manner, recognizing asset market value gains and losses over a five-year period.

Asset Retirement Obligations are recognized when there is a legal obligation to incur retirement costs in relation to a tangible capital asset, the past transaction or event giving rise to the liability has occurred, the Province expects to give up future economic benefits, and a reasonable estimate of the amount can be made. These liabilities include direct costs related to asset retirement activities, including post-retirement operation, maintenance, and monitoring that are integral to the retirement of the tangible capital asset. They are measured based on the best estimate of the expenditures required to complete the retirement activities using the information available at year-end.

Upon initial recognition, asset retirement costs are capitalized as part of the carrying amount of the related tangible capital assets. These capitalized costs are amortized on the same basis as the related tangible capital assets, and any accretion expense is recognized in the Consolidated Statement of Operations. Asset retirement costs related to unrecognized tangible capital assets or tangible capital assets no longer in productive use are expensed immediately.

Carrying amounts of asset retirement obligations are reviewed at each financial reporting date. Changes to the liabilities arising from revisions to either the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease to the carrying amounts of the related tangible capital assets.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

complete the remediation. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Premiums and discounts, as well as underwriting commissions, relating to the issuance of debentures are included in the item’s opening carrying value. Debt is recorded at amortized cost using the effective interest method, net of repurchased Province of Nova Scotia debentures. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Unrealized Foreign Exchange Translation Gains and Losses result when assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31st. Unrealized foreign exchange translation gains and losses are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Once settled, the realized foreign exchange gains and losses are recognized in the Consolidated Statement of Operations and the unrealized balances are reversed from the Consolidated Statement of Remeasurement Gains and Losses.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense is recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is the difference between the Province’s liabilities and financial assets, which is the accumulation of all past annual surpluses and deficits, net changes in remeasurement gains and losses, and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Cost also includes the estimated cost of legally required activities to retire a tangible capital asset. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. Net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Purchased intangible assets, which are non-physical assets acquired through an arm’s length exchange transaction between willing parties, are recognized as non-financial assets. This excludes software, which is recognized as a tangible capital asset.

Accumulated Deficits

Accumulated Deficits are the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province and accumulated remeasurement gains and losses.

e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts included these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Material measurement uncertainty exists in the estimation of tax revenues, pension, retirement and other obligations, asset retirement obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $4.13 billion (2023 – $4.06 billion), Corporate Income Tax (CIT) revenue of $744.9 million (2023 – $1.02 billion), and Harmonized Sales Tax (HST) revenue of $2.88 billion (2023 – $2.61 billion), see Schedule 1, may be subject to future revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

1.	Financial Reporting and Accounting Policies (continued)

estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes affect revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 6. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax

Personal taxable income levels Provincial taxable income yield Tax credits uptake	National corporate taxable income levels as provided by Finance Canada Nova Scotia’s share of national taxable income Tax credits uptake	Personal consumer expenditure Levels Provincial GDP Rebate levels Residential housing investment

Pension, Retirement and Other Obligations of $3.00 billion (2023 – $2.98 billion), see Note 5, are subject to uncertainty because actual results may differ significantly from the Province’s long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions.

Asset retirement obligations of $592.0 million (2023 – $608.2 million), see Note 10, require estimates regarding the useful lives of the affected tangible capital assets, amount of regulated materials, and expected retirement costs, including the timing and duration of those retirement costs.

Liabilities for contaminated sites of $600.3 million (2023 – $539.4 million), see Note 11, may differ significantly from anticipated remediation plans once the actual nature and extent of the remediation activities, methods, and site contamination are known.

The net book value of tangible capital assets of $9.49 billion (2023 – $8.56 billion), see Schedule 7, is subject to uncertainty because of differences between estimated and actual useful lives.

Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued: The Conceptual Framework for Financial Reporting in the Public Sector and PS 1202, Financial Statement Presentation, effective April 1, 2026. These standards will replace the existing conceptual framework and financial reporting model, PS 1000, Financial Statement Concepts, and PS 1100, Financial Statement Objectives, along with PS 1201, Financial Statement Presentation. These new standards have not been applied in preparing these statements but are expected to significantly impact the presentation of the consolidated financial statements.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

2.	Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)	2024		2023
	Net Debt April 1, 2023	Accumulated Deficits April 1, 2023	Provincial Surplus	Net Debt April 1, 2022	Accumulated Deficits April 1, 2022
Correction to Housing Nova Scotia Unmatured Debt	27,513	27,513	7,058	20,455	20,455

Correction to Housing Nova Scotia Unmatured Debt

During the year, the Province determined that unmatured debt recognized by Housing Nova Scotia had been inadvertently overstated dating back to 2014. The Province has recorded the correction retroactively. As a result, the opening accumulated deficits and net debt decreased by $20.5 million, operating expenses decreased by $7.1 million, and the provincial surplus increased by $7.1 million.

In addition, the Province adopted the following public sector accounting standards effective April 1, 2023:

i)	PS 3160 – Public Private Partnerships

Adopted retroactively, this standard outlines the accounting, measurement, and disclosure requirements for tangible capital assets and related liabilities acquired through private sector partnerships. As a result, $16.3 million has been reclassified from unmatured debt to accounts payable and accrued liabilities at March 31, 2023. This change has not impacted the consolidated financial operating results.

ii)	PS 3400 – Revenue

Adopted prospectively, this standard defines how to account for and report revenue from exchange and non-exchange transactions. As a result, current year revenues have increased by $1.0 million, and there has been no impact to the consolidated financial statements of prior years.

iii)	PSG-8 – Purchased Intangibles

Adopted prospectively, this guideline allows the recognition of intangible assets purchased through an exchange transaction. There has been no impact to these consolidated financial statements as a result of adopting this guideline.

3.	Restricted Assets

As at March 31, 2024, assets of $113.3 million (2023 – $108.8 million) were designated for restricted purposes by external parties. Restricted cash and short-term investments totaled $16.7 million (2023 – $23.0 million), comprised of: $5.0 million for future investments of the Nova Scotia First Fund (2023 – $2.9 million), $4.6 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2023 – $4.4 million), $4.5 million for endowment and scholarship funds (2023 – $3.4 million), $1.8 million for Nova Scotia Health Authority (NSHA) research and other purposes (2023 – $11.3 million), and $0.8 million for the Independent Production Fund (2023 – $1.0 million).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

3.	Restricted Assets (continued)

Restricted investments totaled $96.6 million (2023 – $85.8 million), comprised of: $65.9 million for NSHA research and other purposes (2023 – $58.1 million) and $30.7 million for endowment funds (2023 – $27.7 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

4.	Deferred Revenue

($ thousands)	2024	2023
Annapolis Valley Regional Centre for Education	3,193	3,037
Canada – Affordable Housing Fund	9,000	—
Canada – CMHC National Housing Strategy	32,630	34,024
Canada – CMHC Social Housing Agreement	12,226	23,036
Canada Community-Building Fund (formerly Federal Gas Tax Fund)	7,419	5,078
Canada – COVID-19 Proof of Vaccination Fund	6,438	12,009
Canada – Nova Scotia Canada-Wide Early Learning and Child Care Agreement	68,028	64,879
Canada – Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	4,050	2,316
Conseil scolaire acadien provincial	4,500	2,905
Halifax Regional Centre for Education	6,630	6,858
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	36,536	35,818
Nova Scotia Community College	42,550	37,906
Nova Scotia Health Authority – Capital, Research, and Other
Restricted Funds	67,646	69,516
Public Archives of Nova Scotia	3,296	3,086
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	23,097	22,897
Seniors Pharmacare	15,680	14,603
Other Externally Restricted Funds	22,063	27,852

Total Deferred Revenue	364,982	365,820

5.	Pension, Retirement and Other Obligations

The Province provides its employees a variety of pension, retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event occurs that obligates the Province to pay benefits.

a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. These plans are jointly funded with the Province matching contributions from employees. Retirement benefits paid are based on an employee’s length of service, rate of pay, and inflation adjustments.

The PSSP operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI). PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. The Province’s responsibility regarding this plan is limited to its pension expense for employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at March 31, 2024, the PSSP was 103.8 per cent funded. Indexing is based on a funded health review occurring every five years. The most recent funded health review for the period from January 1, 2021 to December 31, 2025 was completed in 2019-20. Based on the PSSP’s December 31, 2019 funding ratio of 98.5 per cent, no indexing will be paid during the following five-year cycle and no changes to contributions will be made. The Province’s employer contributions to the PSSP in 2024 were $105.5 million (2023 –$98.1 million).

The TPP operates under the responsibility of the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2024, the total accrued benefit liability associated with this plan was $817.5 million (2023 – $926.5 million).

As at December 31, 2023, the TPP was 78.1 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $87.0 million to the TPP in 2024 (2023 – $61.6 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2024 were $209.4 million (2023 – $179.2 million).

During the year, the weighted average actual rate of return on TPP plan assets was 7.86 per cent (2023 – 2.70 per cent). The total market value of plan assets at March 31, 2024 was $5.9 billion (2023 – $5.6 billion). The liability recorded in 2024 for the TPP was based on the most recent actuarial valuation performed at December 31, 2022, extrapolated to March 31, 2024.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

The Province is also a participating employer of the Nova Scotia Health Employee’s Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2023, the NSHEPP was 124.7 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is limited to the amount of required contributions provided for employees’ services rendered during the year. The most recent actuarial valuation was performed on July 1, 2021 and extrapolated to December 31, 2023, which indicated a funding surplus of $2.2 billion (2023 – $1.9 billion). The Province’s contributions to this plan in 2024 were $152.2 million (2023 – $126.9 million).

The Province is responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, providing pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2022 and extrapolated to March 31, 2024. As at December 31, 2022, the plan was 114.2 per cent funded, and the total market value of the plan assets at March 31, 2024 was $247.8 million (2023 – $221.1 million). Employer contributions in 2024 were $6.5 million (2023 – $6.2 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2024 were based on the most recent actuarial valuations performed between December 31, 2021 and September 30, 2023 and extrapolated to March 31, 2024.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The 2024 liabilities for these termination benefits were based on the most recent actuarial valuations performed at December 31, 2022 and extrapolated to March 31, 2024.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the negotiated collective agreements. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year- end.

The 2024 liabilities for these post-employment benefit plans were based on the most recent actuarial valuations performed between September 30, 2021 and March 31, 2024 and extrapolated to March 31, 2024.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province does not sponsor the LTD Plan, as a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions. The most recent actuarial valuation was performed at December 31, 2022, and indicated a funded ratio of 127.7 per cent. The Province’s contributions to this plan in 2024 were $8.6 million (2023 – $8.5 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) collective agreements contain sick leave provisions that accumulate but do not vest. The Province measures and records a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption is developed to refiect the probability of employees using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but takes into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2024 were based on the most recent actuarial valuations performed between March 31, 2021 and December 31, 2023 and extrapolated to March 31, 2024.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. These retirement allowance plans were discontinued for unionized staff and non-union civil servant/ management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation ceased for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. Any remaining retirement allowances will be paid upon retirement based on accumulated service as of the discontinuation dates and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2024 were based on the most recent actuarial valuations performed between March 31, 2021 and March 31, 2024 and extrapolated to March 31, 2024.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

b)	Summary of Balances

							2024	2023
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Projected Benefit Obligation, Beginning of Year	3,268,272	701,660	3,969,932	1,581,855	311,047	1,892,902	5,862,834	6,099,332
Current Benefit Cost	69,963	21,727	91,690	57,222	41,034	98,256	189,946	185,606
Interest Cost	210,317	28,415	238,732	49,317	9,236	58,553	297,285	292,158
Actuarial Losses (Gains)	91,202	(16,481)	74,721	(103,419)	34,156	(69,263)	5,458	(393,353)
Benefit/Premium Payments	(223,151)	(42,052)	(265,203)	(28,836)	(38,292)	(67,128)	(332,331)	(325,118)
Other	1,641	617	2,258	(56)	(642)	(698)	1,560	3,595
Curtailment	—	—	—	—	—	—	—	(9,491)
Plan Amendments	—	—	—	—	—	—	—	10,105

Projected Benefit Obligation, End of Year	3,418,244	693,886	4,112,130	1,556,083	356,539	1,912,622	6,024,752	5,862,834

Market Related Value of Plan Assets, Beginning of Year	2,853,120	300,542	3,153,662	—	—	—	3,153,662	3,061,799
Expected Return on Plan Assets	185,064	17,175	202,239	—	—	—	202,239	195,219
Actuarial Gains (Losses)	(15,492)	5,726	(9,766)	—	—	—	(9,766)	(41,668)
Benefit Payments	(223,151)	(42,052)	(265,203)	—	—	—	(265,203)	(260,297)
Other	1,641	(753)	888	—	—	—	888	1,174
Employer Contributions	104,707	40,697	145,404	—	—	—	145,404	130,126
Employee Contributions	61,371	8,952	70,323	—	—	—	70,323	67,309

Market Related Value of Plan Assets, End of Year	2,967,260	330,287	3,297,547	—	—	—	3,297,547	3,153,662

Net Benefit Plans Deficiency, End of Year	450,984	363,599	814,583	1,556,083	356,539	1,912,622	2,727,205	2,709,172
Unamortized Net Actuarial Gains (Losses)	(42,223)	16,275	(25,948)	229,887	56,522	286,409	260,461	264,473
Valuation Allowance	—	14,358	14,358	—	—	—	14,358	8,278

Accrued Benefit Liability, End of Year	408,761	394,232	802,993	1,785,970	413,061	2,199,031	3,002,024	2,981,923

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

c)	Net Benefit Plans Expense

							2024	2023
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Current Benefit Cost	69,963	21,727	91,690	57,222	41,034	98,256	189,946	185,606
Employee Contributions	(61,371)	(8,952)	(70,323)	—	—	—	(70,323)	(67,309)
Employer Contributions *	104,707	—	104,707	—	—	—	104,707	89,615
Gain on Curtailment	—	—	—	—	—	—	—	(9,491)
Plan Amendments	—	—	—	—	—	—	—	10,105
Amortization of Net Actuarial Losses (Gains)	16,376	(6,162)	10,214	(8,737)	9,736	999	11,213	43,432
Recognition of Actuarial Gains on Plan Curtailment	—	—	—	—	—	—	—	(3,829)
Other	—	951	951	(234)	(637)	(871)	80	1,699
Increase in Valuation Allowance	—	6,080	6,080	—	—	—	6,080	8,278
Interest Cost	210,317	28,415	238,732	49,317	9,236	58,553	297,285	292,158
Expected Return on Plan Assets	(185,064)	(17,175)	(202,239)	—	—	—	(202,239)	(195,219)
Employer Contributions to Multi-Employer Plans	—	257,644	257,644	—	8,620	8,620	266,264	233,497

Net Benefit Plans Expense	154,928	282,528	437,456	97,568	67,989	165,557	603,013	588,542

Recorded as:
Fringe Benefits Expense	122,400	269,619	392,019	22,051	42,430	64,481	456,500	422,188
Pension Valuation Adjustment	7,275	1,669	8,944	26,200	16,323	42,523	51,467	69,415
Net Pension Interest Cost	25,253	11,240	36,493	49,317	9,236	58,553	95,046	96,939

Net Benefit Plans Expense	154,928	282,528	437,456	97,568	67,989	165,557	603,013	588,542

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

d)	Plan Composition

The table below shows the composition of the plan balances and net benefit plans expense.

($ thousands)	2024	2023	2024	2023
	Accrued Benefit (Asset) Liability	Accrued Benefit (Asset) Liability	Net Benefit Plans Expense	Net Benefit Plans Expense
Pension Benefits
Public Service Superannuation Plan *	—	—	105,472	98,137
Teachers’ Pension Plan	408,761	463,247	154,928	160,112
Health Employees Pension Plan *	—	—	152,172	126,906
Educational Non-Teaching Plans	(6,206)	(6,186)	9,581	14,496
Members of the Legislative Assembly Pension Plan	119,399	116,719	8,538	9,220
Sysco Pension Plan	97,372	110,276	(3,318)	1,292
Supplementary Pensions	183,667	188,817	10,083	9,951

Total Pension Benefits	802,993	872,873	437,456	420,114

Other Benefits
Public Service Superannuation Plan Health Benefits	325,232	325,307	5,056	(6,605)
Teachers’ Pension Plan Health Benefits	1,054,295	1,002,611	68,072	72,251
Health Sector Retirement Health Benefits	273,649	258,834	20,051	25,868
Other Retirement Health Benefits	132,794	130,309	4,389	9,016
Self-Insured Workers’ Compensation Plan	163,587	133,077	47,735	47,386
Public Service Long Term Disability Plan *	—	—	8,620	8,454
Accumulated Sick Leave Benefits	217,561	221,884	12,398	12,557
Retirement Allowances	31,913	37,028	(764)	(499)

Total Other Benefits	2,199,031	2,109,050	165,557	168,428

Pension, Retirement and Other Obligations	3,002,024	2,981,923	603,013	588,542

*	Province does not sponsor these plans, the annual net benefit plan expense is limited to the employer contributions paid by the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

5.	Pension, Retirement and Other Obligations (continued)

e)	Actuarial Assumptions

The significant assumptions used to measure the Province’s benefit plan obligations are:

	2024		2023
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Long-term inflation rate	2.00%	2.00%	2.00%	2.00%
Expected real rate of return on plan assets
TPP	4.46%		4.51%
Educational Non-Teaching Plans	3.73%		3.04%
Rate of compensation increase	0.0% - 3.5% + merit	1.5% - 3.0% + merit	0.0% - 4.6% + merit	1.5% - 3.0% + merit
Discount rates:
TPP	6.55%		6.60%
Educational Non-Teaching Plans	5.80%		5.10%
Other Plans		3.18%		2.96%

Other Assumptions

•	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2022-23, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

•	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2022-23, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis, taking into account various changing conditions and reflecting the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4.0 to 17.0 years. The Province’s weighted-average EARSL is 14.8 years.

f)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

	2024
($ thousands)	Pension Benefits		Other Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	227,991	5.9%	185,025	9.8%	413,016	7.2%
b) Salary Growth Rate – 1.0% Increase	135,498	3.5%	14,772	0.8%	150,270	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	387,820	20.5%	387,820	6.8%

The sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

6.	Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty, see Note 1 e), reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported in Schedule 1 as follows:

($ thousands)	2024			2023
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	3,951,415	175,981	4,127,396	3,632,081	428,619	4,060,700
Corporate Income Tax	673,756	71,108	744,864	728,936	288,836	1,017,772
Harmonized Sales Tax	2,615,601	266,835	2,882,436	2,397,358	212,070	2,609,428
Petroleum Royalties	—	50	50	—	840	840
Financial Institutions Capital Tax [1]	70,505	18,556	89,061	58,958	—	58,958
Large Corporations Tax [1]	—	(3,084)	(3,084)	—	(1,352)	(1,352)

		529,446			929,013

Federal Sources
Canada Health Transfer	1,357,400	4,980	1,362,380	1,234,122	(310)	1,233,812
Canada Social Transfer	433,520	2,389	435,909	416,833	(111)	416,722

		7,369			(421)

[1]	Included in Other Tax Revenue in Schedule 1

7.	Debt Servicing Costs

($ thousands)	2024	2023
CDN$ Denominated Debt	591,413	529,806
Pension, Retirement and Other Obligations	95,046	96,939
Capital Leases	7,797	8,182
Public Private Partnerships (P3s)	6,132	—
Other Debt	65,673	36,642
Amortization of Premiums and Discounts on Unmatured Debt	15,245	3,917
Amortization of Foreign Exchange Gains	(619)	(87)

Total Debt Servicing Costs	780,687	675,399

Debt servicing costs have been offset with associated interest revenue of $0.3 million (2023 – $9.6 million) on repurchased debt instruments.

For the year ended March 31, 2024, total debt servicing costs for the Province’s government business enterprises were $8.0 million (2023 – $6.9 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

8.	Expenses by Object

($ thousands)	2024	2023
		(as restated)
Grants and Subsidies	6,022,532	6,060,731
Salaries and Employee Benefits	5,785,127	5,357,921
Operating Goods and Services	2,713,478	2,465,100
Professional Services	553,326	415,309
Amortization	515,841	487,267
Debt Servicing Costs	780,687	675,399
Other	6,944	4,701

Total Expenses by Object	16,377,935	15,466,428

9.	Cash Flow — Net Change in Other Items

($ thousands)	2024	2023
Increase in Accounts Receivable	(221,307)	(382,522)
Decrease (Increase) in Inventories for Resale	203	(204)
Decrease in Bank Advances and Short-Term Borrowings	(69,539)	(47,966)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	(9,916)	708,761
Increase (Decrease) in Deferred Revenue	(838)	35,223
Increase (Decrease) in Accrued Interest	25,324	(13,301)
Increase in Pension, Retirement and Other Obligations	20,101	71,206
Increase (Decrease) in Asset Retirement Obligations	(16,196)	692
Increase in Liabilities for Contaminated Sites	60,880	84,940
Decrease in Inventories of Supplies	33,686	12,104
Increase in Prepaid Expenses	(16,599)	(17,846)

Total Net Change in Other Items	(194,201)	451,087

10.	Asset Retirement Obligations

The Province owns and operates various assets that are subject to asset retirement obligations. As at March 31, 2024, a total liability for asset retirement obligations of $592.0 million (2023 – $608.2 million) has been recorded in these consolidated financial statements. The Province has not set aside assets designated for settling asset retirement obligations.

The Province’s estimates for the decommissioning of assets at retirement are based on engineering reports developed using available data such as environmental reports, building management reports, and internal data and records, which were supplemented as required by

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

10.	Asset Retirement Obligations (continued)

the past experience of internal experts in relation to these types of regulated materials. These estimates have been measured on an undiscounted basis and consist of several types of asset retirement obligations as follows:

Asbestos Abatement

Many provincially owned buildings are known or expected to contain asbestos, which represents a health hazard upon demolition of the building. The Province is legally required to perform abatement activities upon renovation or demolition of these buildings. Abatement activities include handling and disposing of the asbestos in a prescribed manner when it is disturbed. The estimated total liability for asbestos abatement is $465.6 million (2023 – $466.1 million).

Lead

The provincially owned buildings are also known or expected to contain lead-based materials such as drywall, plaster, painted wood, pipe insulation, and flooring materials, which represent health hazards upon handling of those materials. The Province is legally required to dispose of these materials in a regulated manner. The estimated total liability related to the proper disposal of lead-containing materials is $118.7 million (2023 – $123.0 million).

Underground Fuel Storage Tanks

According to legislation, the Province is required to decommission provincially owned underground fuel storage tanks in a prescribed manner at the time of their replacement or at the end of their useful life. The estimated total liability related to the decommissioning of underground fuel storage tanks is $1.4 million (2023 – $6.4 million).

Medical Equipment

The estimated cost related to the safe removal of radioactive medical equipment used at Nova Scotia Health Authority and IWK Health Centre sites is $nil (2023 – $5.5 million). During the fiscal year ended March 31, 2024, asset retirement obligations for medical equipment were removed as a result of management’s reassessment of the liability in accordance with PS 3280, Asset Retirement Obligations.

Other

The Province has a number of other regulated building materials, such as mercury, polychlorinated biphenyls (PCBs), and refrigerants, as well as gravel pits that arise due to contractual obligations. The estimated total liability related to these other materials is $6.3 million (2023 – $7.2 million).

Amortization is calculated on a declining balance basis for most assets with asset retirement obligations of the General Revenue Fund. Amortization is generally calculated on a straight-line basis for most assets with asset retirement obligations of the governmental units. Amortization rates are identified in Schedule 7.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

10.	Asset Retirement Obligations (continued)

The tables below show the continuity of Asset Retirement Obligations:

($ thousands)	2024
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	466,069	123,028	6,440	5,490	7,151	608,178
Liabilities Incurred During Year	640	160	—	—	75	875
Liabilities Settled During Year	(1,160)	(374)	(318)	(590)	—	(2,442)
Changes in Estimated Costs	42	(4,089)	(4,728)	(4,900)	(1,036)	(14,711)
Accretion Expense	27	6	1	—	48	82

Balance, End of Year	465,618	118,731	1,395	—	6,238	591,982

	2023
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	468,367	122,336	6,406	5,380	4,997	607,486
Liabilities Incurred During Year	1,580	705	34	110	2,171	4,600
Liabilities Settled During Year	(300)	(15)	—	—	(32)	(347)
Changes in Estimated Costs	(3,587)	—	—	—	—	(3,587)
Accretion Expense	9	2	—	—	15	26

Balance, End of Year	466,069	123,028	6,440	5,490	7,151	608,178

Asset Retirement Obligations and the associated Tangible Capital Asset Class:

($ thousands) Asset Type and Class	Asset Net Book Value	ARO Liability
Buildings and Land Improvements	163,285	544,474
Other	—	2,213
Unrecorded Assets	—	45,295

Total	163,285	591,982

11.	Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or are at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2024, a total liability for contaminated sites of $600.3 million (2023 – $539.4 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

11.	Liabilities for Contaminated Sites (continued)

measured on an undiscounted basis. The Province has identified and continues to track approximately 198 sites in total. Of these, 100 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

A liability of $384.4 million (2023 – $350.1 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there remains significant measurement uncertainty related to this estimate. A comprehensive remediation plan is under review by the federal regulator, and an approval decision is still pending.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 12 e) and is expected to result in revenue in future periods as the remediation is completed.

Sydney Steel Corporation (SYSCO) including Sydney Tar Ponds/Coke Ovens Site

A liability of $55.7 million (2023 – $57.2 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

A liability of $145.8 million (2023 – $117.9 million) has been recognized for the remediation of abandoned mine sites. The Province has identified seven former mine sites (five gold, one coal, one celestite) where contamination is known to exceed an environmental standard. A liability of $89.2 million (2023 – $90.9 million) has been recognized for these seven sites. A liability of $56.6 million (2023 – $27.0 million) has also been recognized for the remaining 53 former mine sites based on the Province’s assessment of risk using past experience and assessments performed on other similar sites. While remediation is expected in the future, further testing and evaluation is required to determine the extent of contamination and possible site management options. These liabilities will be revised when the extent of future remediation is known, and the future costs can be more precisely measured.

At year-end, detailed site assessments were underway for five additional former gold mine sites located on Crown lands where contamination is expected to exceed an environmental standard. The Province will continue to provide notification in accordance with the Contaminated Sites Regulations as required.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

11.	Liabilities for Contaminated Sites (continued)

Other Contaminated Sites

A liability of $14.4 million (2023 — $14.2 million) has been recognized for various other contaminated sites associated with highway maintenance, commercial, and industrial operations.

For the remaining 98 identified sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities are unknown. They are at various stages of contamination evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

12.	Contingencies and Contractual Obligations/Rights

a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2024 was $130.9 million (2023 –$141.0 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

12.	Contingencies and Contractual Obligations/Rights (continued)

b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

On April 6, 2023, the Province issued an order for Nova Scotia Power Incorporated (NSPI) to pay a $10.0 million penalty for not meeting its renewable electricity targets under the Renewable Electricity Regulations. NSPI has requested the Nova Scotia Utility and Review Board to overturn the imposed penalty. The next hearing on the appeal is scheduled for January 27, 2025. Pending the outcome of the appeal, this $10.0 million penalty has not been recognized in these consolidated financial statements.

c)	Contractual Obligations

As at March 31, 2024, the Province had contractual obligations as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2025	2,173,778	282,319	13,958	2,470,055
2026	1,548,781	159,658	412	1,708,851
2027	1,183,467	120,436	220	1,304,123
2028	995,025	90,280	160	1,085,465
2029	796,942	71,668	82	868,692
2030 to 2034	2,978,448	222,452	—	3,200,900
2035 to 2039	1,681,823	—	—	1,681,823
2040 to 2044	1,274,676	—	—	1,274,676
2045 and thereafter	1,581,923	—	—	1,581,923

	14,214,863	946,813	14,832	15,176,508

These contractual obligations are comprised of $14,214.9 million from the General Revenue Fund, $946.8 million from governmental units, and $14.8 million from government business enterprises. Included are contractual obligations for the Department of Seniors and Long-Term Care of $8,626.2 million for service agreements with long-term care facilities, $1,588.2 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $517.4 million for the Department of Public Works (PW) for various school, health, and other construction projects, $429.2 million for the Department of Health and Wellness relating to medical transportation services, $428.9 million for PW for future commitments related to P3 arrangements (of which $49.3 million is for the capital portion and $379.6 million for the operating and maintenance portion), and $402.3 million for the Department of Municipal Affairs and Housing (MAH) for various funding commitments under the Investing in Canada Infrastructure Program.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

12.	Contingencies and Contractual Obligations/Rights (continued)

d)	Operating Leases

As at March 31, 2024, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Lease Payments
2025	60,147	37,501	52	97,700
2026	49,483	34,026	35	83,544
2027	40,155	28,411	—	68,566
2028	26,433	22,073	—	48,506
2029	21,560	16,630	—	38,190
2030 to 2034	43,751	53,022	—	96,773
2035 to 2039	4,000	11,538	—	15,538
2040 to 2044	3,133	11,927	—	15,060

	248,662	215,128	87	463,877

e)	Contractual Rights

As at March 31, 2024, the Province had contractual rights as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2025	611,286	—	—	611,286
2026	606,809	—	—	606,809
2027	226,036	—	—	226,036
2028	144,366	—	—	144,366
2029	7,201	—	—	7,201
2030 to 2034	11,339	—	—	11,339
2035 to 2039	2,381	—	—	2,381
2040 to 2044	1,865	—	—	1,865

	1,611,283	—	—	1,611,283

These contractual rights are comprised of $378.4 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, $260.1 million for the Department of Municipal Affairs and Housing (MAH) for various funding commitments under the Investing in Canada Infrastructure Program, $166.9 million for the Department of Health and Wellness for federal funding under the Working to Improve Health Care for Canadians program, $163.8 million for MAH for federal funding initiatives under the National Housing Strategy, and $159.2 million for the Department of Public Works for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 11.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

13.	Risk Management and Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to credit risk, liquidity risk, and market risks (including interest rate risk and foreign exchange risk). The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Credit Risk

Credit risk exposure is attributed to the risk that a counterparty to a financial instrument will cause a financial loss to the Province. The Province’s exposure is held in its cash, receivables, investments, and derivative financial instruments.

For certain loans, credit risk is managed through collateral security pledged by the borrowers and the appropriate provision for loan losses. Additionally, the risk of counterparty default is managed through evaluation of accounts receivable, loans receivable, and investment balances. When evaluation of these balances indicates a counterparty may be unable to fulfill their commitment, the Province recognizes an allowance for doubtful accounts as required.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A-” with a stable outlook as determined by the major credit rating agencies. The Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2024, the Province has 32 interest rate swap contracts to convert certain interest payments from fixed to floating and from floating to fixed. These swaps have terms remaining of 0.17 years to 19.58 years, a notional principal value of $999.5 million and a mark to market value of $30.3 million. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk. The table below presents the credit risk and maturity profile associated with the derivative financial instrument portfolio measured using observable market data at year-end.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

13.	Risk Management and Financial Instruments (continued)

($ thousands)

Maturity Date	Current Currency	Current Notional	Fair Value [1]

Derivative Financial Assets
2025	CDN$	7,001	55
2026	CDN$	9,869	111
2027	CDN$	4,509	99
2028	CDN$	2,126	85
2029	CDN$	7,917	291
2030 and thereafter	CDN$	616,134	38,796

Total		647,556	39,437

Derivative Financial Obligations
2025	CDN$	5,500	(9)
2026	CDN$	—	—
2027	CDN$	—	—
2028	CDN$	—	—
2029	CDN$	200,000	(2,880)
2030 and thereafter	CDN$	146,432	(6,214)

Total		351,932	(9,103)

[1]

Fair value is based on the Mark to Market, an indication of the swap’s market value as at March 31, 2024. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2024.

The Province’s carrying amounts for financial assets best represent its maximum exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet cash requirements in the near future and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Market Risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. A one per cent increase or decrease in interest rates would result in a $7.3 million increase or decrease in operating results on floating financial instruments outstanding at the end of the fiscal year and fixed income securities maturing within 12 months. As discussed under Credit Risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. As at March 31, 2024, the Province has no material foreign exchange exposure.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

13.	Risk Management and Financial Instruments (continued)

Fair Value

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Financial instruments were measured using a commonly used valuation model that includes all factors market participants would consider in pricing a transaction and is consistent with economic methodologies for financial instruments. The following table presents the financial instruments recorded at fair value in the Consolidated Statement of Financial Position, classified using the fair value hierarchy described in Note 1 d).

($ thousands) Fair Value Hierarchy	Fair Value	Cost / Amortized Cost	Total
Cost/Amortized Cost
Investments	—	1,097,389	1,097,389
Level 1
Investments	384,778	—	384,778
Level 2
Investments	28,355	—	28,355

	413,133	1,097,389	1,510,522

Derivative Financial Assets	39,437	—	39,437
Derivative Financial Obligations	(9,103)	—	(9,103)

Total	443,467	1,097,389	1,540,856

There have been no significant transfers between Level 1 and Level 2 of the fair value hierarchy. There were no fair value measurements classified as Level 3.

14.	Public Private Partnerships (P3)

The Province is party to two public private partnership (P3s) arrangements for the procurement of tangible capital assets:

Highway 104 Sutherland’s River Twinning Project

The Highway 104 Sutherland’s River Twinning (H104 P3) Project is for the design, construction, financing, operation, and maintenance of a highway, including construction of new interchanges and bridges, between Sutherland’s River, Pictou County and Antigonish. The private sector partner will operate and maintain the highway for 20 years post substantial completion. The project began construction in May 2020 and substantial completion was reached on August 31, 2023.

The H104 P3 monthly service payments are subject to deductions for availability and quality failures. The agreement allows for termination under limited circumstances including in the event of private sector partner default, relief event that causes any failure by a Party to perform any of its obligations as defined in the project agreement, force majeure, or at the Province’s convenience. Both parties are to use commercially reasonable efforts to remedy any failures to perform.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

14.	Public Private Partnerships (P3) (continued)

Bayers Lake Community Outpatient Centre Project

The Bayers Lake Community Outpatient Centre (BLCOC) Project is for the design, construction, financing, operation, and maintenance of a healthcare facility. The private sector partner will maintain the facility for 30 years post substantial completion. The project began construction in November 2020 and substantial completion was reached on August 15, 2023. The facility opened for operation on November 20, 2023.

The BLCOC monthly service payments are subject to deductions for availability, service, quality, and system failures. The agreement allows for termination similar to the above noted for the H104 P3 arrangement.

The Province retains ownership of the tangible capital assets acquired under both P3 arrangements. Assets acquired are recognized at cost and amortized over their estimated useful lives using the declining balance method, as reported in Schedule 7. P3 liabilities are recognized at the same amount as the related asset and subsequently measured at amortized cost using the effective interest method. The liabilities are settled through future cash payments and are reported in Schedules 4 and 5. Operating and/or maintenance costs within the P3 arrangements have been recognized as expenses in the period to which they relate. Future commitments related to these P3 arrangements are disclosed in Note 12 (c).

15.	Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2024	2023
Nova Scotia Credit Union Deposit Insurance Corporation [1]	48,126	41,876
Public Trustee [2]	81,242	75,497
Miscellaneous Trusts [3]	66,720	53,306	*

Total Trust Funds Under Administration	196,088	170,679

[1]	Represents trust with December 31 year-end.
[2]	Financial statements of these funds are available in Public Accounts – Volume 2.
[3]	Miscellaneous trusts include a large number of relatively small funds.
*	Amount was updated from the prior year based on the most current information.

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2023 were $5.8 billion (2022 – $5.5 billion).

The Public Service Superannuation Plan operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI), of which the Province appoints six of the 13 members. Due to changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2024, the total net assets available for benefits were $7.9 billion (2023 – $7.5 billion).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

15.	Trust Funds Under Administration (continued)

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2023 were $154.6 million (2022 – $151.1 million).

16.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2024, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

17.	Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

18.	Subsequent Events

Northern Pulp Group of Companies Settlement Agreement

On May 31, 2024, a settlement agreement between the Province and the Northern Pulp Group of Companies (NP Group) was approved by the Supreme Court of British Columbia. The agreement provides for a review process aimed to determine whether a new, modern mill in Nova Scotia is viable as well as the settlement of outstanding litigation and loans between the two parties and fully addresses the pensions of former mill employees.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2024

18.	Subsequent Events (continued)

Under the settlement agreement, if the NP Group proceeds with a new mill in Nova Scotia, the Province will receive $15.0 million in exchange for an assignment or release of all remaining obligations of the NP Group. If the NP Group does not proceed with a new mill in Nova Scotia, the proceeds of the sale of the timberlands owned by Northern Timber Nova Scotia Corporation (NT) will be used to pay, in full and final satisfaction, all provincial debts and obligations in the priority set out in the settlement agreement.

As a result, the Province has recognized a loan valuation reserve of $35.1 million at March 31, 2024 to reduce the value of the NT loans receivable to $15.0 million.

Purchase of Nova Scotia Power’s Fuel Adjustment Mechanism Balance

On April 17, 2024, the Nova Scotia Utility and Review Board (UARB) approved an agreement under which Invest Nova Scotia, an entity controlled by the Province, will buy $117.0 million of the outstanding Fuel Adjustment Mechanism (FAM) balance owed to Nova Scotia Power Incorporated (NSPI) from its customers as of December 31, 2023. Under this agreement, the $117.0 million balance will be fully recovered from NSPI’s customers over a period not exceeding 10 years at a rate of interest no less than the Province’s cost of borrowing. In NSPI’s application to the UARB, the rate of interest was estimated at 4.85 per cent. The actual rate of interest being charged under this agreement is 4.38 per cent, based on the Province’s cost of borrowing at the time of signing the final agreement.

19.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year. The more significant reclassifications are attributed to the departmental restructurings and name changes that were announced and made effective May 23, 2023, under Orders in Council 2023-141 and 2023-148. For the purposes of these Public Accounts and comparability with Budget 2023-24, the name changes have been reflected, and the estimates and prior year actual figures of the affected departments have been reclassified.

Schedules to the Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
Provincial Sources
Tax Revenue
Personal Income Tax *	4,127,396	4,060,700
Corporate Income Tax *	744,864	1,017,772
Harmonized Sales Tax *	2,882,436	2,609,428
Tobacco Tax	132,188	153,425
Motive Fuel Tax	285,789	263,805
Cannabis and Vaping Products Tax	20,441	18,251
Non-Resident Deed Transfer Tax	11,204	11,464
Other Tax Revenue *	280,749	260,337

	8,485,067	8,395,182

Other Provincial Revenue
Recoveries	608,073	480,407
Other Revenue of Governmental Units	538,841	565,383
Municipal Contributions to Regional Centres for Education	321,039	299,621
Petroleum Royalties *	50	840
Registry of Motor Vehicles	149,667	146,811
Other Government Charges	62,438	61,764
Miscellaneous	157,319	159,109

	1,837,427	1,713,935

Net Income from Government Business Enterprises (Schedule 6)	478,369	465,259

Investment Income
Interest Revenue	177,018	131,838
Sinking Fund and Public Debt Management Fund Earnings	24,369	11,228

	201,387	143,066

Total Provincial Sources	11,002,250	10,717,442

Federal Sources
Equalization Payments	2,802,849	2,458,356
Canada Health Transfer *	1,362,380	1,233,812
Canada Social Transfer *	435,909	416,722
Recoveries	612,707	502,450
Offshore Accord	—	47,772
TCA Cost Shared Revenue	75,800	82,808
Other Federal Transfers	229,653	129,871

Total Federal Sources	5,519,298	4,871,791

Total Revenue	16,521,548	15,589,233

* See Note 6 for details of Prior Years’ Adjustments

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
Advanced Education
Department of Advanced Education	570,096	682,109
Nova Scotia Community College	279,473	255,402

	849,569	937,511

Agriculture
Department of Agriculture	49,156	76,242
Nova Scotia Crop and Livestock Insurance Commission	7,028	3,927
Nova Scotia Harness Racing Fund	1,091	995
Perennia Food and Agriculture Corporation	15,367	14,840

	72,642	96,004

Communities, Culture, Tourism and Heritage
Department of Communities, Culture, Tourism and Heritage	202,623	244,163
Art Gallery of Nova Scotia	5,028	4,912
Gaels Forward Fund	18	17
Public Archives of Nova Scotia	150	160
Schooner Bluenose Foundation	82	29
Sherbrooke Restoration Commission	2,689	2,087
Vive l’Acadie Community Fund	48	46

	210,638	251,414

Community Services
Department of Community Services	1,386,676	1,264,831

Cyber Security and Digital Solutions
Department of Cyber Security and Digital Solutions	225,679	176,560

Economic Development
Department of Economic Development	70,017	43,556
Invest Nova Scotia	57,748	58,108

	127,765	101,664

Education and Early Childhood Development
Department of Education and Early Childhood Development	362,583	315,042
Annapolis Valley Regional Centre for Education	195,669	183,832
Cape Breton-Victoria Regional Centre for Education	196,152	185,180
Chignecto Central Regional Centre for Education	287,364	280,343
Conseil scolaire acadien provincial	124,969	116,243
Halifax Regional Centre for Education	766,426	722,707
Nova Scotia Education Common Services Bureau	2,357	2,218
Nova Scotia School Insurance Program	14,643	12,849
South Shore Regional Centre for Education	109,334	103,448
Strait Regional Centre for Education	116,757	108,542
Tri-County Regional Centre for Education	106,236	100,525

	2,282,490	2,130,929

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
		(as restated)
Environment and Climate Change
Department of Environment and Climate Change	51,729	199,922
Green Fund	36,071	51,426
Nova Scotia Environmental Trust	37	27
Resource Recovery Fund Board Inc.	67,719	69,195

	155,556	320,570

Finance and Treasury Board
Department of Finance and Treasury Board	33,634	28,334
Nova Scotia Gaming Corporation	37,623	5,795

	71,257	34,129

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	13,487	14,815
Nova Scotia Sportfish Habitat Fund	288	340

	13,775	15,155

Health and Wellness
Department of Health and Wellness	1,781,895	1,640,042
Izaak Walton Killam Health Centre	389,988	344,680
Nova Scotia Health Authority	3,617,307	3,127,709

	5,789,190	5,112,431

Justice
Department of Justice	420,526	406,582
CorFor Capital Repairs and Replacement Fund	703	883
Nova Scotia Legal Aid Commission	32,448	30,619
Workers Compensation Appeals Tribunal	1,984	1,891

	455,661	439,975

Labour, Skills and Immigration
Department of Labour, Skills and Immigration	205,782	198,610
Occupational Health and Safety Trust Fund	109	411

	205,891	199,021

Municipal Affairs and Housing
Department of Municipal Affairs and Housing	616,492	301,449
Housing Nova Scotia	—	256,279
Nova Scotia E911 Cost Recovery Fund	6,971	6,478
Nova Scotia Provincial Housing Agency	161,642	58,120

	785,105	622,326

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
Natural Resources and Renewables
Department of Natural Resources and Renewables	188,746	195,548
Crown Land Mine Remediation Fund	76	11
Crown Land Silviculture Fund	—	1,100
Habitat Conservation Fund	158	176
Nova Scotia Market Development Initiative Fund	—	277
Off-highway Vehicle Infrastructure Fund	1,904	2,240
Pengrowth Nova Scotia Energy Scholarship Fund	155	—
Species-at-risk Conservation Fund	353	128

	191,392	199,480

Public Service
Public Service Units	163,653	150,184
Mi’kmaw Youth Fund	35	31
Nova Scotia Utility and Review Board	10,786	10,856

	174,474	161,071

Public Works
Department of Public Works	685,288	661,770
Build Nova Scotia	34,747	35,295
Joint Regional Transportation Agency	2,452	1,603

	722,487	698,668

Seniors and Long-Term Care
Department of Seniors and Long-Term Care	1,266,219	1,241,956

Service Nova Scotia
Department of Service Nova Scotia	246,123	332,204

Restructuring Costs	184,829	286,223

Pension Valuation Adjustment	51,467	69,415

Refundable Tax Credits	125,224	98,222

Net Loss on Disposal of Crown Assets	3,139	1,270

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2024

($ thousands)

	2024	2023
		(as restated)
Debt Servicing Costs
General Revenue Fund	763,986	652,439
Annapolis Valley Regional Centre for Education	345	320
Art Gallery of Nova Scotia	9	2
Build Nova Scotia	36	11
Cape Breton-Victoria Regional Centre for Education	309	298
Chignecto Central Regional Centre for Education	551	507
Conseil scolaire acadien provincial	210	186
Halifax Regional Centre for Education	1,394	1,319
Housing Nova Scotia	—	7,915
Invest Nova Scotia	82	52
Izaak Walton Killam Health Centre	698	612
Nova Scotia Community College	2,718	2,729
Nova Scotia Gaming Corporation	10	2
Nova Scotia Health Authority	9,251	8,338
Nova Scotia Legal Aid Commission	475	424
Nova Scotia Municipal Finance Corporation	—	123
Nova Scotia Provincial Housing Agency	17	2
Nova Scotia Utility and Review Board	25	17
Resource Recovery Fund Board Inc.	14	13
South Shore Regional Centre for Education	172	(145)
Strait Regional Centre for Education	184	173
Tri-County Regional Centre for Education	201	62

	780,687	675,399

Total Expenses	16,377,935	15,466,428

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2024

($ thousands)

			Net	Net
	Loans	Provisions	2024	2023
Loans Receivable
Advanced Education – Student Loans Direct Lending	219,673	93,292	126,381	128,393
Agriculture and Rural Credit Act	284,107	8,821	275,286	228,360
Finance and Treasury Board – Loans to Municipalities	812,954	—	812,954	774,406
Fisheries Development Act	329,558	3,103	326,455	303,304
Halifax-Dartmouth Bridge Commission	145,000	—	145,000	140,000
Housing Nova Scotia	—	—	—	535,459
Invest Nova Scotia	10,869	6,702	4,167	7,710
Municipal Affairs and Housing – Housing Loans	676,255	4,255	672,000	—
Nova Scotia Jobs Fund	337,795	102,831	234,964	276,756
Other	1,716	421	1,295	1,038

Total Loans Receivable	2,817,927	219,425	2,598,502	2,395,426

			Net	Net
	Investments	Provisions	2024	2023
Investments
Art Gallery of Nova Scotia	6,700	—	6,700	5,496
Finance and Treasury Board – Public Debt Management Fund	993,576	—	993,576	969,208
Invest Nova Scotia	107,744	28,296	79,448	77,081
Nova Scotia Community College	36,212	—	36,212	33,150
Nova Scotia Health Authority	65,874	—	65,874	58,156
Nova Scotia Power Finance Corporation	285,931	—	285,931	299,673
Nova Scotia School Insurance Program	6,244	—	6,244	5,831
Perennia Food and Agriculture Corporation	9,749	—	9,749	6,683
Public Archives of Nova Scotia	3,165	—	3,165	2,906
Resource Recovery Fund Board Inc.	23,623	—	23,623	22,465
Other	271	271	—	494

Total Investments	1,539,089	28,567	1,510,522	1,481,143

All loans have been recognized at cost or amortized cost. Investments are recognized at fair value, cost, or amortized cost, as classified in Note 13.

The provisions listed above include $2.5 million (2023 – $2.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act and $7.3 million (2023 – $7.3 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Advanced Education.

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments (continued)

As at March 31, 2024

Maturity dates for loans range from calendar year 2024 to 2088, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.38 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security can range from an unsecured position to a fully secured position.

Designated Investments

The portfolio of investments held by the Nova Scotia Power Finance Corporation are defeasance assets to indemnify the long-term debt held by the Corporation. The Province has recognized defeasance assets equivalent to the outstanding long-term debt of the Nova Scotia Power Finance Corporation included in Schedule 4.

The Public Debt Management Fund is considered an unrestricted sinking fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The terms to maturity of the investments within this unrestricted sinking fund are summarized in Schedule 4.

Allowance for Impaired Loans and Investments

Loans and investments are considered impaired when there is no longer reasonable assurance of the timely collection of the full amount of principal and interest. The allowance is comprised of two components, the specific allowance for individually identified impaired loans and investments and a general allowance for unidentified impaired loans and investments. The specific allowance for individually impaired loans and investments was established based on a review of impaired loans and investments. Specific allowances are determined by reviewing specific accounts that are in arrears or have been returned as defaulted. The collective allowance for unidentified impaired loans and investments is based on management’s best estimate of the loss that is likely to be experienced on impaired loans and investments that were not known to be impaired at the financial statement date. The collective allowance was determined based on management’s judgment and reviews of historic write-offs.

Loans Past Due but Not Impaired

A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they have not met the aging threshold for impairment, or other factors such as credit rating, loan security, and collection efforts are expected to result in repayment. Loans that are past due but not impaired are as follows:

($ thousands)					2024	2023
	1-30 days	31-60 days	61-90 days	91 + days	Total	Total
	1,529	14,792	3,247	22,336	41,904	27,988

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2024

($ thousands)

			2024	2023
	Gross Unmatured Debt	Repurchased Own Debt Instruments	Net Unmatured Debt	Net Unmatured Debt
				(as restated)
General Revenue Fund*	17,342,604	—	17,342,604	16,234,465
Housing Nova Scotia	—	—	—	68,739
Nova Scotia Health Authority	3,371	—	3,371	4,218
Nova Scotia Power Finance Corporation	285,931	—	285,931	299,673

Total Unmatured Debt	17,631,906	—	17,631,906	16,607,095

*	The General Revenue Fund now includes the unmatured debt of Housing Nova Scotia at March 31, 2024 due to the restructuring of that entity effective April 1, 2023.

Gross Unmatured Debt

All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and further detailed in Schedule 6.

Repurchased Own Debt Instruments

As at March 31, 2024, the Province held a carrying value of $nil (2023 – $105.2 million) of its own debentures. When a government repurchases its own debt instruments, the repurchased instruments offset the original liabilities on the statement of financial position and this represents the Net Unmatured Debt of the Province.

Similarly, any interest revenue and interest expense associated with these repurchased debt instruments are offset in the Consolidated Statement of Operations.

Nova Scotia Power Finance Corporation

As per the Nova Scotia Power Corporation Privatization Agreement (Agreement), Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments, and Federal bonds, coupons, and residuals. As at March 31, 2024, the carrying value of the fully defeased long-term debt of Nova Scotia Power Finance Corporation is $285.9 million (2023 – $299.7 million) with a par value of $200.0 million (2023 – $200.0 million). The related defeasance assets recognized by the Nova Scotia Power Finance Corporation are included in Schedule 3.

Should there be a deficiency in defeasance assets, as part of the Agreement, Nova Scotia Power Incorporated is obligated to indemnify Nova Scotia Power Finance Corporation against all costs which Nova Scotia Power Finance Corporation may suffer or incur as a consequence of a deficiency in defeasance assets. Nova Scotia Power Incorporated is responsible for managing the portfolio of defeasance assets and is obligated to match its cashflows with the principal and interest streams of the related debt.

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2024

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, and payments related to Public- Private Partnership (P3) arrangements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Total Payments
2025	866,004	6,540	7,610	880,154
2026	844,301	6,748	7,928	858,977
2027	8,937	4,099	8,260	21,296
2028	1,204,557	4,027	8,606	1,217,190
2029	1,044,342	4,178	8,966	1,057,486
2030 and thereafter	13,303,333	88,290	205,180	13,596,803

	17,271,474	113,882	246,550	17,631,906

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements.

In addition, the Province has approximately $993.6 million (2023 – $969.2 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. Sinking fund assets are now recorded on a gross basis in investments further detailed in Schedule 3. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

Term to Maturity	2024	2023
Cash and Cash Equivalents	305,712	176,679
1 to 3 years	511,748	459,723
3 to 5 years	176,116	332,806

Public Debt Management Fund	993,576	969,208

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2024

($ thousands)

	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund*	16,913,965	2025 to 2063	1.10% to 6.60%
Nova Scotia Power Finance Corporation	285,931	2031	11.00%

Total Debentures	17,199,896

Loans
General Revenue Fund – Other Debt	71,578	2025 to 2049	0.00% to 21.50%

Total Loans	71,578

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases	110,511	2027 to 2043	6.82% to 6.86%
General Revenue Fund – P3 Arrangements	246,550	2044 to 2054	3.95% to 4.13%
Nova Scotia Health Authority – Capital Leases	3,371	2028 to 2031	3.56% to 3.95%

Total Capital Leases and P3 Arrangements	360,432

Gross Unmatured Debt	17,631,906

*	The General Revenue Fund now includes the unmatured debt of Housing Nova Scotia at March 31, 2024 due to the restructuring of that entity effective April 1, 2023.

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $713.2 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. The remaining balance will be repaid over the term of the contracts. A listing of P3 arrangements can be found in Note 14.

The interest rates shown for the outstanding debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2024

($ thousands)

	2024					2023
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total
Cash	4,109	3,181	32,176	40,586	80,052	74,710
Accounts Receivable	754	1,749	8,021	5,630	16,154	9,157
Inventory	119	—	4,705	79,712	84,536	81,316
Investments	16,391	72,332	24,196	—	112,919	106,473
Tangible Capital Assets	300,314	32,484	59,146	101,912	493,856	461,540
Other Assets	365	802	2,957	7,797	11,921	15,266

Total Assets	322,052	110,548	131,201	235,637	799,438	748,462

Accounts Payable	6,172	12,063	24,621	61,910	104,766	93,213
Unmatured Debt	145,315	—	26,874	39,827	212,016	207,567
Other Liabilities	5,105	1,769	2,371	22,994	32,239	30,581

Total Liabilities	156,592	13,832	53,866	124,731	349,021	331,361

Equity	165,460	96,716	77,335	110,906	450,417	417,101

Total Liabilities and Equity	322,052	110,548	131,201	235,637	799,438	748,462

Total Revenue	38,045	15,506	370,124	881,495	1,305,170	1,273,253
Debt Servicing Costs	4,269	1	1,618	2,147	8,035	6,895
Other Expenses	24,891	8,784	189,513	595,578	818,766	801,099

Total Expenses	29,160	8,785	191,131	597,725	826,801	807,994

Net Income	8,885	6,721	178,993	283,770	478,369	465,259

Other Comprehensive Income	—	—	812	(41)	771	(92)

Comprehensive Income	8,885	6,721	179,805	283,729	479,140	465,167

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, regulates toll rates charged for the use of the two bridges operated by HDBC.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2024

Halifax-Dartmouth Bridge Commission (continued)

Long-Term Loan Agreements with the Province

2015 Loan Agreement

On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Over the next five years annual principal repayments are $8.0 million per year. As at March 31, 2024, HDBC had a balance of $130.0 million (2023 – $138.0 million) repayable on the loan, of which $8.0 million is due within a year.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2024, interest on the loan was $3.8 million (2023 – $4.1 million), of which $1.3 million (2023 – $1.3 million) was payable at year-end.

Restricted Reserve Funds

The 2015 Loan Agreement requires that HDBC maintain three reserve funds: Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $16.4 million (2023 – $15.8 million). These restricted assets were invested in GICs and term deposits with rates between 5.60 and 6.48 per cent. Interest income on restricted assets for the year totaled $0.9 million (2023 – $0.5 million).

Line of Credit Agreement with the Province

On April 6, 2020, HDBC entered into a line of credit agreement with the Province for a $60.0 million revolving, unsecured line of credit that matures on March 31, 2025. Interest is charged on outstanding balances at a rate equal to the arithmetical average of the discount rates on Canadian Dealer Offered Rate (CDOR) banker’s acceptances applicable on the date of the requested advance payable at maturity.

At March 31, 2024, HDBC had a balance of $15.0 million (2023 – $2.0 million) outstanding and had incurred $0.5 million (2023 – $0.1 million) in interest on the line of credit, of which $102.0 thousand (2023 – $9.0 thousand) was payable at year-end.

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

H104’s main source of revenue is tolls. H104’s mandate is to manage toll revenue collection and to fund annual and long-term maintenance. On December 16, 2021, the Highway 104 Western Alignment Regulations were amended by Order in Council 2021-288, with respect to the classification of vehicles and exemption of vehicles registered in Nova Scotia. As a result, the payment of tolls is no longer required for vehicles with Nova Scotia registered license plates effective December 16, 2021.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2024

Highway 104 Western Alignment Corporation (continued)

Related Party Transactions

Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight- line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.5 million (2023 – $1.4 million), enforcement costs of $nil (2023 – $10.0 thousand), as well as costs related to the Annual Roadway Maintenance Agreement.

Annual Roadway Maintenance Agreement

The Annual Roadway Maintenance Agreement is a 30-year agreement between H104 and the Department of Public Works for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.5 million for the current fiscal year (2023 – $1.4 million). During the year, H104 also incurred management fees of $443.9 thousand (2023 – $530.8 thousand) to the Province on the tenders the Province manages on behalf of the Corporation. These costs are capitalized to property, plant and equipment.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales. NSGC is the party with the authority to operate casinos in Nova Scotia under the Criminal Code (Canada) and Gaming Control Act (Nova Scotia).

On December 1, 2022, the Province passed legislation that resulted in the removal of the Board of Directors of NSGC, whereby transitioning the status of NSGC from a Government Business Enterprise (GBE) to an Other Government Organization (OGO) under Public Sector Accounting Standards. The corporation continues to exist but with no staff. NSGC has three distinct and separate operating segments – casino operations, lottery sales, and corporate services. As a result of the restructuring, NSGC reassessed its accounting and determined that Casino Nova Scotia (CNS) is a government business enterprise and Atlantic Lottery Corporation (ALC) is a government business partnership.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2024

Nova Scotia Gaming Corporation (continued)

For the 2023-24 fiscal year, NSGC is being accounted for in the following manner:

•	Line-by-line consolidation for the corporate services segment

•	Modified equity method for CNS and ALC.

($ thousands)	2024			2023
	Casino Nova Scotia	Atlantic Lottery Corporation	Total	Total
Cash	23,569	8,607	32,176	31,396
Accounts Receivable	470	7,551	8,021	1,744
Inventory	423	4,282	4,705	3,499
Investments	—	24,196	24,196	23,385
Tangible Capital Assets	34,463	24,683	59,146	58,474
Other Assets	696	2,261	2,957	3,604

Total Assets	59,621	71,580	131,201	122,102

Accounts Payable	4,283	20,338	24,621	22,428
Unmatured Debt	387	26,487	26,874	29,693
Other Liabilities	1,812	559	2,371	627

Total Liabilities	6,482	47,384	53,866	52,748

Equity	53,139	24,196	77,335	69,354

Total Liabilities and Equity	59,621	71,580	131,201	122,102

Total Revenue	92,963	277,161	370,124	354,153
Debt Servicing Costs	—	1,618	1,618	786
Other Expenses	75,623	113,890	189,513	189,581

Total Expenses	75,623	115,508	191,131	190,367

Net Income	17,340	161,653	178,993	163,786

Other Comprehensive Income	—	812	812	(2,393)

Comprehensive Income	17,340	162,465	179,805	161,393

Disputed Harmonized Sales Tax Assessments

ALC received Notices of Assessment from Canada Revenue Agency (CRA) for Harmonized Sales Tax (HST) in respect of the operation of video lottery terminals located on First Nation reserves in Nova Scotia for the periods June 1, 2009 to October 31, 2013, in the amounts totaling $29.6 million. Through ALC, NSGC has remitted, on a without prejudice basis, the amount of the assessments to avoid the accumulation of interest and penalties. Remittances up to and including March 31, 2023, total a further $64.5 million.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2024

Nova Scotia Gaming Corporation (continued)

During the year ended March 31, 2024, a formal approval process began with the CRA who agreed to remit a recovery of $23.7 million for the periods June 1, 2009 to October 31, 2013. In accordance with this agreement, ALC has adjusted self-assessed HST for periods beginning April 1, 2023 ensuring that no further recoveries will be required. The total amount remitted with an expected recovery up to March 31, 2023 is $66.1 million. An expense of $29.3 million is reflected in the NSGC operating results. Settlement discussions continue for the periods beginning November 1, 2013 to March 31, 2023.

Due to Atlantic Gaming Equipment Limited

As at March 31, 2024, the amount due to Atlantic Gaming Equipment Limited was $26.4 million (2023 – $28.8 million), of which $5.4 million (2023 – $5.2 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Other Comprehensive Income

During the year, NSGC reported $812.0 thousand in other comprehensive income (OCI) related to its share of ALC’s OCI (2023 – -$2.4 million). As at March 31, 2024, accumulated OCI was $24.2 million (2023 – $23.4 million).

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC is Nova Scotia’s largest retailer of liquor and cannabis products and its network includes over 100 retail stores, e-commerce, 62 agency stores, four private wine and specialty stores, and one standalone cannabis store. The Corporation serves as a wholesaler to more than 2,000 bars and restaurants across the Province.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $274.0 million (2023 – $271.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Lease Obligations

The Corporation leases properties for its retail stores. Lease contracts are typically made for fixed periods of 2 to 20 years but many have extension options. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. As at March 31, 2024, NSLC has total lease obligations of $39.8 million (2023 – $37.9 million), of which $5.3 million is considered current. Net minimum lease payments are due as follows: $5.2 million in 2025, an average of $5.3 million per year from 2026 to 2030, an average of $1.5 million per year from 2031 to 2035, and an average of $0.1 million per year from 2036 to 2040.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2024

Nova Scotia Liquor Corporation (continued)

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $110.9 million (2023 – $101.2 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $41.0 thousand in other comprehensive income (OCI) related to actuarial losses on defined benefit plans (2023 – $2.3 million). As at March 31, 2024, accumulated OCI was $10.3 million (2023 – $10.3 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2024

($ thousands)

	2024						2023
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	1,222,076	8,048,961	1,540,665	261,224	5,390,046	16,462,972	15,320,233
Transfers	2,445	(16,442)	14,288	539	158	988	17
Additions	37,035	709,297	163,924	29,785	510,251	1,450,292	1,235,405
Disposals	(1,102)	(43,565)	(40,988)	(11,196)	(1,764)	(98,615)	(92,683)

Closing Costs	1,260,454	8,698,251	1,677,889	280,352	5,898,691	17,815,637	16,462,972

Accumulated Amortization
Opening Accumulated Amortization	—	(3,833,840)	(1,112,278)	(170,908)	(2,788,789)	(7,905,815)	(7,503,201)
Transfers	—	10,948	(12,674)	23	—	(1,703)	(19)
Disposals	—	44,948	37,772	10,943	1,514	95,177	84,672
Amortization Expense	—	(178,418)	(77,964)	(21,566)	(237,893)	(515,841)	(487,267)

Closing Accumulated Amortization	—	(3,956,362)	(1,165,144)	(181,508)	(3,025,168)	(8,328,182)	(7,905,815)

Net Book Value	1,260,454	4,741,889	512,745	98,844	2,873,523	9,487,455	8,557,157

Opening Balance	1,222,076	4,215,121	428,387	90,316	2,601,257	8,557,157	7,817,032
Closing Balance	1,260,454	4,741,889	512,745	98,844	2,873,523	9,487,455	8,557,157

Increase in Net Book Value	38,378	526,768	84,358	8,528	272,266	930,298	740,125

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2024

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	20 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 4 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 - 60 years
Machinery, Computers and Equipment	1 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Capital leases are included in the various asset classes as at March 31, 2024 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$227.1 million	$92.3 million
Machinery, Computers and Equipment	$8.6 million	$6.7 million
Vehicles and Ferries	$27.3 million	$14.2 million

Social Housing assets are included in Buildings and Land Improvements and relate to the Department of Municipal Affairs and Housing. These assets are amortized using the declining balance method. The net book value of these assets is $255.6 million (2023 – $252.8 million).

Included in the closing costs of the various classes as at March 31, 2024 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $1.049 billion; Machinery, Computers and Equipment of $163.2 million; Vehicles and Ferries of $18.1 million; and Roads, Bridges and Highways of $523.7 million.

Of the two P3 arrangements, 22.0 per cent relates to health care infrastructure and 78.0 per cent relates to highways. Additional detail on the two P3 arrangements can be found in Note 14. P3 arrangements are included in in the following asset classes:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$107.7 million	$2.2 million
Roads, Bridges and Highways	$401.7 million	$26.3 million

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2024

($ thousands)

	2024			2023
	Foreign
	Exchange
	Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Advanced Education – Student Loan Program		11	11	31
Department of Economic Development – Forestry Contractor Relief Program		5,000	631	787
Department of Economic Development – Small Business Loan Guarantee Program		20,000	14,451	17,670
Department of Public Works (US$)	0.738	6,775	—	—
Nova Scotia Jobs Fund Act		42,101	34,704	36,072

Total Bank Loan Guarantees		73,887	49,797	54,560

Mortgages
Canada Mortgage and Housing Corporation Indemnities		4,225	4,225	6,000

Total Mortgage Guarantees		4,225	4,225	6,000

Total Direct Guarantees		78,112	54,022	60,560

Less: Provision for Guarantee Payout
Department of Economic Development – Forestry Contractor Relief Program			(158)	(197)
Department of Economic Development – Small Business Loan Guarantee Program			(1,767)	(2,543)
Canada Mortgage and Housing Corporation Indemnities			(2,585)	(3,585)
Nova Scotia Jobs Fund Act			(2,500)	(2,500)

			(7,010)	(8,825)

Less: Provision for Student Debt Reduction Program
Department of Advanced Education – Student Loan Program			(8)	(33)

Net Direct Guarantees			47,004	51,702

(Not provided for in these consolidated financial statements)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

For the fiscal year ended March 31, 2024

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2024 and 2023 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary, and advanced education.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment, supporting labour, and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, Public Debt Management Fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2024

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2024	2023	2024	2023	2024	2023	2024	2023
Revenue Provincial Sources
Tax Revenue	132,188	153,425	—	—	285,783	263,805	—	—
Other Provincial Revenue	973,044	972,729	524,977	491,413	37,531	29,764	195,767	313,119
Net Income from GBEs	—	—	—	—	15,606	16,821	—	—
Investment Income	7,420	5,300	21,649	14,259	21	—	670	23,289
Federal Sources	1,539,376	1,356,064	502,185	440,421	60,871	69,070	297,643	329,359

Total Revenue	2,652,028	2,487,518	1,048,811	946,093	399,812	379,460	494,080	665,767

Expenses
Grants and Subsidies	1,422,309	1,344,599	969,736	1,040,939	56,234	74,208	2,650,320	2,614,944
Salaries and Employee Benefits	2,741,802	2,534,162	1,948,608	1,776,107	143,062	130,754	200,088	189,463
Operating Goods and Services	1,391,468	1,262,780	425,493	391,279	219,660	194,007	182,129	179,947
Professional Services	160,669	88,904	41,397	20,954	29,849	52,957	13,004	10,735
Amortization	102,171	98,094	96,694	89,264	267,840	238,253	2,267	26,853
Debt Servicing Costs	9,978	9,080	6,084	5,449	—	—	492	29,922
Other	2,798	119	6	112	—	—	—	527

Total Expenses	5,831,195	5,337,738	3,488,018	3,324,104	716,645	690,179	3,048,300	3,052,391

Segment Result	(3,179,167)	(2,850,220)	(2,439,207)	(2,378,011)	(316,833)	(310,719)	(2,554,220)	(2,386,624)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2024

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total
	2024	2023	2024	2023	2024	2023	2024	2023
				(as restated)				(as restated)
Revenue

Provincial Sources
Tax Revenue	430	455	8,066,666	7,977,497	—	—	8,485,067	8,395,182
Other Provincial Revenue	156,752	157,600	617,647	550,737	(668,291)	(801,427)	1,837,427	1,713,935
Net Income from GBEs	—	—	462,763	448,438	—	—	478,369	465,259
Investment Income	2,948	3,360	169,005	121,799	(326)	(24,941)	201,387	143,066
Federal Sources	45,691	72,462	3,073,532	2,604,415	—	—	5,519,298	4,871,791

Total Revenue	205,821	233,877	12,389,613	11,702,886	(668,617)	(826,368)	16,521,548	15,589,233

Expenses
Grants and Subsidies	117,713	317,576	1,421,622	1,399,786	(615,402)	(731,321)	6,022,532	6,060,731
Salaries and Employee Benefits	163,291	158,171	598,068	585,117	(9,792)	(15,853)	5,785,127	5,357,921
Operating Goods and Services	239,523	238,572	280,347	229,203	(25,142)	(30,688)	2,713,478	2,465,100
Professional Services	32,961	3,914	277,304	238,655	(1,858)	(810)	553,326	415,309
Amortization	16,406	16,377	30,463	18,426	—	—	515,841	487,267
Debt Servicing Costs	132	76	780,424	670,683	(16,423)	(39,811)	780,687	675,399
Other	4,088	11,364	52	464	—	(7,885)	6,944	4,701

Total Expenses	574,114	746,050	3,388,280	3,142,334	(668,617)	(826,368)	16,377,935	15,466,428

Segment Result	(368,293)	(512,173)	9,001,333	8,560,552	—	—	143,613	122,805

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2024

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units

(Consolidation Method)

Advanced Education	Public Service (continued)
Agriculture	Intergovernmental Affairs
Communities, Culture, Tourism and Heritage	Legislative Services
Nova Scotia Independent Production Fund	Nova Scotia Police Complaints Commissioner
Community Services	Nova Scotia Securities Commission
Cyber Security and Digital Solutions [1]	Office of Addictions and Mental Health
Economic Development	Office of Healthcare Professionals
Community Economic Development Fund [2]	Recruitment
Nova Scotia Jobs Fund	Office of L’nu Affairs
Education and Early Childhood Development	Office of the Auditor General
Environment and Climate Change	Office of the Ombudsman
Finance and Treasury Board	Public Prosecution Service
Muggah Creek Remediation Fund	Public Service Commission
Public Debt Management Fund	Regulatory Affairs and Service Effectiveness
SYSCO Decommissioning Fund	Public Works
Fisheries and Aquaculture	Seniors and Long-Term Care
Health and Wellness	Service Nova Scotia [3]
Justice
Labour, Skills and Immigration	Special Operating Agencies
Municipal Affairs and Housing	(Consolidation Method)
Natural Resources and Renewables
Public Service	Nova Scotia Apprenticeship Agency
Communications Nova Scotia Elections Nova Scotia	Nova Scotia Home for Colored Children Restorative Inquiry
Executive Council	Sydney Tar Ponds Agency (inactive)
Freedom of Information and Protection
of Privacy Review Office Human Rights Commission

[1]	New Department created under OIC 2023-148.
[2]	Formerly Invest Nova Scotia Fund.
[3]	Name changed from Service Nova Scotia and Internal Services under OIC 2023-148.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2024

Special Purpose Funds	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

Acadia Coal Company Limited Fund	Halifax-Dartmouth Bridge Commission
CorFor Capital Repairs and Replacements Fund	Highway 104 Western Alignment Corporation
Crown Land Mine Remediation Fund	Atlantic Lottery Corporation (25% ownership) [2]
Crown Land Silviculture Fund	Casino Nova Scotia [2]
Democracy 250 (inactive)	Nova Scotia Liquor Corporation
Gàidheil Air Adhart (Gaels Forward Fund)
Gaming Addiction Treatment Trust Fund	Government Partnership Arrangements
Green Fund	(Modified Equity Method) [3]
Habitat Conservation Fund
Mi’kmaw Youth Fund	Atlantic Provinces Special Education Authority
Nova Scotia Coordinate Referencing System Trust Fund	(approximately 26% share)
Nova Scotia E911 Cost Recovery Fund	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia Environmental Trust	(50% share)
Nova Scotia Government Acadian Bursary Program	Canadian Sports Centre Atlantic
Fund	(approximately 10% share)
Nova Scotia Harness Racing Fund	Council of Atlantic Premiers
Nova Scotia Market Development Initiative Fund	(approximately 30% share)
Nova Scotia Sportfish Habitat Fund	Halifax Convention Centre Corporation
Occupational Health and Safety Trust Fund	(50% share)
Off-highway Vehicle Infrastructure Fund
P3 Schools Capital and Technology Refresh Fund [1]
Pengrowth Nova Scotia Energy Scholarship Fund
Scotia Learning Technology Refresh Fund
Select Nova Scotia Fund
Species-at-risk Conservation Fund
Sustainable Forestry Fund
Vive l’Acadie Community Fund

[1]	Includes refresh funds related to P3 schools.
[2]	Government Business Partnership Arrangement and Government Business Enterprise of Nova Scotia Gaming Corporation, respectively.
[3]

GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method. Proportionate share is subject to change each year based on changes to funding levels or residual interest.

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2024

Governmental Units

(Consolidation Method)

Annapolis Valley Regional Centre for Education	Nova Scotia Health Authority
Art Gallery of Nova Scotia	Provincial Drug Distribution Program
Arts Nova Scotia	Nova Scotia Legal Aid Commission
Build Nova Scotia	Nova Scotia Power Finance Corporation
Cape Breton-Victoria Regional Centre for Education	Nova Scotia Primary Forest Products Marketing
Check Inns Limited (inactive)	Board
Chignecto Central Regional Centre for Education	Nova Scotia Provincial Housing Agency [2]
Conseil scolaire acadien provincial	Nova Scotia School Insurance Exchange
Creative Nova Scotia Leadership Council	Nova Scotia School Insurance Program Association
Halifax Regional Centre for Education	Nova Scotia Strategic Opportunities Fund Inc.
Housing Nova Scotia [1]	(inactive)
Invest Nova Scotia	Nova Scotia Utility and Review Board
Izaak Walton Killam Health Centre	Peggy’s Cove Commission
Joint Regional Transportation Authority	Perennia Food and Agriculture Corporation
Nova Scotia Arts Council (inactive)	Public Archives of Nova Scotia
Nova Scotia Boxing Authority	Resource Recovery Fund Board Inc.
Nova Scotia Community College	Schooner Bluenose Foundation
Nova Scotia Community College Foundation	Sherbrooke Restoration Commission
Nova Scotia Crop and Livestock Insurance	South Shore Regional Centre for Education
Commission	Strait Regional Centre for Education
Nova Scotia Education Common Services Bureau	Sydney Environmental Resources Limited (inactive)
Nova Scotia Farm Loan Board	Sydney Steel Corporation
Nova Scotia Fisheries and Aquaculture Loan Board	Tri-County Regional Centre for Education
Nova Scotia Gaming Corporation	Upper Clements Family Theme Park Limited (inactive)
Interprovincial Lottery Corporation (10% ownership)	Workers Compensation Appeals Tribunal
Nova Scotia Gaming Equipment Limited	3052155 Nova Scotia Limited (inactive)

[1]	Effective April 1, 2023, all remaining assets and liabilities of Housing Nova Scotia were transferred to the Minister of Municipal Affairs and Housing.
[2]	Created by the Housing Supply and Services Act, Nova Scotia Provincial Housing Agency amalgamates the five regional housing authorities, which were wound up on December 1, 2022.